At a special meeting of shareholders of MFS High Yield Fund, which was held on October 19, 2001, the following actions were taken:
Item 1. Trustees of the fund were elected as follows:
                                   Number of Shares
Nominee                        For           Withhold Authority
Jeffrey L. Shames              131,655.440   .000
John W. Ballen                 131,655.440   .000
Lawrence H. Cohn               131,655.440   .000
J. David Gibbons               131,655.440   .000
William R. Gutow               131,655.440   .000
J. Atwood Ives                 131,655.440   .000
Abby M. O'Neill                131,655.440   .000
Lawrence T. Perera             131,655.440   .000
William J. Poorvu              131,655.440   .000
Arnold D. Scott                131,655.440   .000
J. Dale Sherratt               131,655.440   .000
Elaine R. Smith                131,655.440   .000
Ward Smith                     131,655.440   .000
Item 2. The authorization of the Trustees to adopt an Amended and Restated Declaration of Trust.
                   Number of Shares
For                131,655.440
Against                   .000
Abstain                   .000
Broker Non-votes          .000
Item 3. The amendment or removal of certain fundamental investment policies.
                   Number of Shares
For                131,655.440
Against                   .000
Abstain                   .000
Broker Non-votes          .000
Item 4. The approval of a new investment advisory agreement with Massachusetts Financial Services Company.
                   Number of Shares
For                131,655.440
Against                   .000
Abstain                   .000
Item 7. The ratification of the election of Deloitte & Touche LLP as the independent public accountants to be employed by the fund for the fiscal year ending July 31, 2002.
                   Number of Shares
For                131,655.440
Against                   .000
Abstain                   .000